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                AMENDMENT NO. 3 TO INVESTMENT ADVISORY AGREEMENT

                     (PRIME TRUST AND TREASURY TRUST FUNDS)


          This Amendment, dated as of the 1st day of December, 1996, is entered into between EMERALD FUNDS (the "Trust"), a Massachusetts business trust, and BARNETT CAPITAL ADVISORS, INC. (the "Investment Adviser").

          WHEREAS, the Trust and Barnett Banks Trust Company, N.A. ("BBTC") entered into an Investment Advisory Agreement dated as of June 28, 1991 (the "Advisory Agreement"), providing for investment advisory services for certain of the Trust's portfolios, including its Equity Fund, U.S. Government Securities Fund, Florida Tax-Exempt Fund, Small Capitalization Fund, Balanced Fund, Managed Bond Fund and Short-Term Fixed Income Fund; and

          WHEREAS, the Investment Adviser has assumed the rights and obligations of BBTC under the Advisory Agreement pursuant to an Assumption Agreement dated as of June 28, 1996; and

          WHEREAS, Section 1(b) of the Advisory Agreement provides that in the event the Trust establishes one or more additional investment portfolios with respect to which it desires to retain the Investment Adviser to act as investment adviser under the Advisory Agreement, the Trust shall so notify the Investment Adviser in writing and if the Investment Adviser is willing to render such services it shall notify the Trust in writing, and the compensation to be paid to the Investment Adviser shall be that which is agreed to in writing by the Trust and the Investment Adviser; and

          WHEREAS, pursuant to Section 1(b) of the Advisory Agreement, the Trust has notified the Investment Adviser that it desires to retain the Investment Adviser to act as the investment adviser for its Prime Trust Fund and Treasury Trust Fund (the "Additional Funds") under the Advisory Agreement, and the Investment Adviser has notified the Trust that it is willing to so serve as investment adviser for the Additional Funds; and

          WHEREAS, Section 1(b) of the Advisory Agreement provides that said Additional Funds will be subject to the provisions of the Advisory Agreement to the same extent as the Funds named in subparagraph (a) thereof except to the extent said provisions are modified with respect to an Additional Fund in writing by the Trust and the Investment Adviser;

          NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

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          1.   APPOINTMENT.  The Trust hereby appoints the Investment Adviser to act as investment adviser to the Trust for the Additional Funds for the period and on the terms set forth in the Advisory Agreement. The Investment Adviser hereby accepts such appointment and agrees to render the services set forth in the Advisory Agreement for the compensation herein provided.

          2. SUBCONTRACTORS. It is understood that the Investment Adviser may from time to time employ or associate with such person or persons as the Investment Adviser may believe to be particularly fitted to assist it in the performance of this Agreement with respect to the Additional Funds; provided, however, that the compensation of such person or persons shall be paid by the Investment Adviser. In addition, notwithstanding any such employment or association, the Investment Adviser shall itself (a) establish and monitor general investment criteria and policies for the Additional Funds, (b) review and analyze on a periodic basis the Additional Funds' portfolio holdings and transactions in order to determine their appropriateness in light of the Additional Funds' shareholder base, and (c) review and analyze on a periodic basis the policies established by any sub-adviser for the Additional Funds with respect to the placement of orders for the purchase and sale of portfolio securities. Subject to the foregoing, it is agreed that investment advisory services to an Additional Fund may be provided by a sub-investment adviser (the "Sub-Adviser") pursuant to a sub-advisory agreement agreeable to the Trust and approved in accordance with the provisions of the 1940 Act (the "Sub-Advisory Agreement").

          3. COMPENSATION. For the services provided and the expenses assumed pursuant to the Advisory Agreement, the Trust will pay the Investment Adviser, and the Investment Adviser will accept as full compensation therefor from the Trust, a fee, computed daily and payable monthly, at the following annual rates:
 .10% of the average daily net assets of the Prime Trust Fund, and .10% of the average daily net assets of the Treasury Trust Fund.

          Such fee as is attributable to each Additional Fund shall be the several (and not joint or joint and several) obligation of each such Fund.

          If in any fiscal year the aggregate expenses of any Additional Fund (as defined under the securities regulations of any state having jurisdiction over such Fund) exceed the expense limitations of any such state, the Trust may deduct from the fees to be paid hereunder, or the Investment Adviser will bear, to the extent required by state law, that portion of the excess which bears the same relation to the total of such excess as the Investment Adviser's fee hereunder with respect to such Fund bears to the total fees otherwise payable with respect to such Fund for the fiscal year by the Trust hereunder and under the


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administration agreement between the Trust and its administrator.  The
Investment Adviser's obligation is not limited to the amount of its fees hereunder. Such deduction or payment, if any, will be estimated and accrued daily and paid on a monthly basis.

          4. AMENDMENTS. The last sentence of Section 11 of the Advisory Agreement is amended and restated in its entirety to read: "With respect to each Additional Fund, to the extent required by the 1940 Act, no amendment of the Advisory Agreement shall be effective as to a particular Additional Fund until approved by vote of a majority of the outstanding voting securities of such Additional Fund."

          5. CAPITALIZED TERMS. From and after the date hereof, the term "Funds" as used in the Advisory Agreement shall be deemed to include the Additional Funds. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Advisory Agreement.

          6. MISCELLANEOUS. Except to the extent supplemented hereby, the Advisory Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as supplemented hereby.

          IN WITNESS WHEREOF, the undersigned have executed this Addendum as of the date and year first above written.



                                   EMERALD FUNDS


                                   By: John G. Grimsley
                                       -----------------------------------------
                                       Title: President



                                   BARNETT CAPITAL ADVISORS, INC.


                                   By: Donna L. Terry
                                       -----------------------------------------
                                       Title: President


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